Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals, Inc. Announces Closing of Public Offering of Common Stock

CORAL GABLES, Fla., January 9, 2024 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (“Catalyst” or the “Company”) (Nasdaq: CPRX) today reported that it has closed its underwritten public offering of shares of its common stock. The Company sold 10,000,000 shares of its common stock in the offering at a public offering price of $15.00 per share. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of the Company’s common stock at the public offering price, less underwriting discounts.

BofA Securities, Citigroup, Piper Sandler & Co., Cantor, and Truist Securities acted as bookrunners for the offering. H.C. Wainwright & Co. and Oppenheimer & Co. acted as co-lead managers for the offering.

The net proceeds from the sale of the shares, after underwriting discounts and estimated expenses, was approximately $140.1 million. The Company plans to use the net proceeds from the offering (i) to fund the potential acquisition of new product candidates, and (ii) for general corporate purposes.

The shares were offered pursuant to an automatic shelf registration statement (including a prospectus) on Form S-3 (File No. 333-274427), filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended, on September 8, 2023. The offering was made only by means of a prospectus and prospectus supplement that formed part of the registration statement. A final prospectus supplement and the accompanying prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained by contacting BofA Securities, Attention: Prospectus Department, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, or by email at dg.prospectus_requests@bofa.com; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Catalyst Pharmaceuticals

With exceptional patient focus, Catalyst is committed to developing and commercializing innovative first-in-class medicines that address rare neurological and epileptic diseases. Catalyst’s flagship U.S. commercial product is FIRDAPSE® (amifampridine) Tablets 10 mg, approved for the treatment of Lambert Eaton myasthenic syndrome (“LEMS”) for adults and for children ages six to seventeen. In January 2023, Catalyst acquired the U.S. commercial rights to FYCOMPA® (perampanel) CIII, a prescription medicine approved in people with epilepsy aged four and older alone or with other medicines to treat partial-onset seizures with or without secondarily generalized seizures and with other medicines to treat primary generalized tonic-clonic seizures for people with epilepsy aged 12 and older. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE for the treatment of adult patients in Canada with LEMS. Finally, on July 18, 2023, Catalyst acquired an exclusive license for North America for AGAMREE® (vamorolone) oral suspension 40 mg/mL, a novel corticosteroid treatment for Duchenne Muscular Dystrophy. AGAMREE previously received FDA Orphan Drug and Fast Track designations and was approved by the FDA for commercialization in the U.S. on October 26, 2023.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These include statements regarding Catalyst’s expectations, beliefs, plans or objectives regarding the intended use of net proceeds therefrom. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2022 and its other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Mary Coleman Catalyst Pharmaceuticals, Inc. (305) 420-3200 mcoleman@catalystpharma.com	Media Contact David Schull Russo Partners (858) 717-2310 david.schull@russopartnersllc.com

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